Exhibit 5.1

April 30, 2014

Guided Therapeutics, Inc.

5835 Peachtree Corners East, Suite D

Norcross, Georgia 30092

Re:       Registration on Form S-1 of up to 43,646,992 Shares of Common Stock
of Guided Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel for Guided Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale from time to time by certain of the Company’s security holders, of up to 43,646,992 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which consist of (i) 2,947,279 shares underlying the principal amount of, and interest accruable on, the Company’s 6% senior convertible note due October 23, 2015 (the “Initial Convertible Note” and such shares of Common Stock, the “Initial Note Conversion Shares”), (ii) 5,894,557 shares underlying the principal amount of, and interest accruable on, the Company’s 6% senior convertible note to be issued (the “Additional Convertible Note” and such shares of Common Stock, the “Additional Note Conversion Shares”); (iii) the currently outstanding 321,820 shares of Common Stock issued to the holder of the Initial Convertible Note as payment of a commitment fee (the “Commitment Shares”); (iv) 6,317,502 shares issued or issuable upon conversion of 2,527 shares of the Company’s Series B convertible preferred stock, par value $0.001 per share (the “Preferred Stock” and such shares of Common Stock, the “Series B Conversion Shares”), (v) 1,172,913 shares issued or that may be issued as dividends on the Preferred Stock (the “Dividend Shares”); and (v) 26,992,921 shares issued or issuable upon exercise of certain warrants (the “Warrants,” and such shares of Common Stock, the “Warrant Shares” and, together with the Initial Note Conversion Shares, the Additional Note Conversion Shares, the Commitment Shares, the Series B Conversion Shares and the Dividend Shares, the “Shares”), in each case as described in the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Securities Act”) and to which this opinion has been filed as an exhibit.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Initial Note Conversion Shares, when issued upon the conversion of the Initial Convertible Note pursuant to the terms and conditions of the Initial Convertible Note, will be validly issued, fully paid and nonassessable.
2.	The Additional Note Conversion Shares, when issued upon the conversion of the Additional Convertible Note pursuant to the terms and conditions of the Additional Convertible Note, will be validly issued, fully paid and nonassessable.
3.	The Commitment Shares are validly issued, fully paid and nonassessable.
4.	The Series B Conversion Shares, when issued upon the conversion of the Preferred Stock pursuant to the terms and conditions of the certificate of designations, preferences and rights of the Preferred Stock (the “Certificate of Designations”), will be validly issued, fully paid and nonassessable.
5.	The Dividend Shares, when issued upon declaration by the board of directors of the Company and paid pursuant to the terms and conditions of the Certificate of Designations, will be validly issued, fully paid and nonassessable.
6.	The Warrant Shares, when issued upon the exercise of the Warrants pursuant to the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day